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                                                                    Exhibit 99.1



Contact:         Dave Edmonds
                 (330) 665-8847



FOR IMMEDIATE RELEASE
AUGUST 11, 1997



               EXTRAORDINARY TIMES CALL FOR EXTRAORDINARY MEASURES
                 RPS EMPLOYEES AND CONTRACTORS GO THE EXTRA MILE
 TO MEET INCREASED PACKAGE VOLUME - INCLUDING PACKAGE DELIVERY VIA GROCERY CART

         AKRON, OHIO - Caliber System, a leading provider of transportation and logistics services, reported that with package volume at an all-time high at RPS, its business-to-business, small-package operating unit, the carrier's employees and contractors are taking extreme measures to deliver more than 1.5 million packages a day an increase of at least 20% over normal package volume.

         RPS, Inc., which serves the business-to-business market, is the second-largest small-package ground carrier in North America. While the company announced last week that it was not taking any new customers, RPS has seen package volume increase dramatically due to an influx of additional packages from its active customers since the start of the UPS labor dispute.

         "We're running right up against the red line," said Bram Johnson, RPS vice president of Marketing and Strategic Planning. "But we're doing what we set out to do, which is to maintain service quality. And we've heard from a number of our customers who have been pleasantly surprised to find that service to them hasn't suffered throughout the past two weeks."

Meet Me at the State Fair - And Don't Forget the Packages

         The Ohio State Fair comes only once a year, and vendors have to sell while the selling is good. On Tuesday, August 5, RPS account representative Tawana Owens was helping out the contractors at the RPS Columbus, Ohio, terminal by delivering RPSAIR(R) packages to vendors at the fair.

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RPS Deliveries
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         Upon arriving at the fairgrounds, Owens "commandeered" a grocery cart to make her deliveries. After searching more than an hour for her final stop, she finally found the vendor she'd been searching for, who greeted her with open arms and thankful praise for her persistence. It seems this T-shirt vendor had completely sold out of T-shirts.

Getting the Unexpected - Good Service

         Cindy Winn, general manager of Wax Works, a candle manufacturer in Albertus, Pa., was prepared for the worst after hearing the news about the UPS work stoppage. The 15-year-old Wax Works distributes its decorator and wedding candles throughout the continental United States and Canada.

         "Although we use RPS exclusively for product shipping, we just figured that service would suffer due to an increase in packages going through the RPS system," Winn said. "It was only common sense."

         But RPS service didn't falter, said Winn. "I told my customers to expect delays, but they haven't seen any. Service has been great."

         At RPS's nearby Allentown terminal, which services Wax Works, terminal manager Richard Kraynak, Jr., said his staff has been working up to 15 hours a days. "Everyone in the terminal is helping to deliver packages," Kraynak said, "including me and the sales reps." Even so, the toughest part of his job, he said, is turning away new customers. "I really hate to do that."

         Caliber System, Inc. (NYSE:CBB) is a leading provider of value-added transportation, logistics and related information services. Its operating companies include RPS; Viking Freight, a supplier of regional freight service in the West; Caliber Logistics, a contract logistics provider; Roberts Express, a critical- shipment carrier; and Caliber Technology, a producer of systemwide information services.

         For more information about Caliber, visit the company's homepage at www.calibersys.com.
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